Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CreditRiskMonitor 2020 Operating Results

VALLEY COTTAGE, NY—April 5, 2021—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues for the year ended December 31, 2020 increased to $15.7 million up 8% from $14.5 million in 2019. The Company reported a pre-tax loss of approximately $211,000 for 2020 compared to pre-tax income of approximately $343,000 in the prior year. Net loss for 2020 was approximately $47,000 compared to net income of approximately $218,000 in the prior year.

Jerry Flum, CEO, said, “While our revenue is growing at 8%, our net income has not matched that pace since the Company retained, and even increased, its payroll levels and employees throughout the year.  We have stayed committed to investing in improving the value proposition of our service and expanding our staff to ensure that we meet our customers’ financial risk analysis needs during these uncertain times.  We are looking to introduce a new platform in the near future as well as important additions to our private company coverage.  The significant costs to develop these two initiatives have and will continue to be borne by our company before we begin booking revenue; however, we believe these investments will, over time, produce meaningful returns.”

A full copy of the financial statements can be found at https://crmz.ir.edgar-online.com/

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
Years Ended December 31, 2020 and 2019

	2020	2019

Operating revenues	$15,732,366	$14,501,173

Operating expenses:
Data and product costs	6,026,464	5,759,660
Selling, general and administrative expenses	9,724,182	8,347,083
Depreciation and amortization	219,847	207,224

Total operating expenses	15,970,493	14,313,967

Income (loss) from operations	(238,127)	187,206
Other income, net	26,774	155,852

Income (loss) before income taxes	(211,353)	343,058
Benefit from (provision for) income taxes	163,925	(125,464)

Net income (loss)	$(47,428)	$217,594

Net income (loss) per share:
Basic	$(0.00)	$0.02
Diluted	$(0.00)	$0.02

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
December 31, 2020 and 2019

	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$10,302,732	$8,275,836
Available-for-sale securities –municipal bonds	458,237	--
Accounts receivable, net of allowance of $30,000	2,557,443	2,287,921
Other current assets	589,072	549,821

Total current assets	13,907,484	11,113,578

Property and equipment, net	545,675	477,973
Operating lease right-of-use asset	2,200,031	2,380,974
Goodwill	1,954,460	1,954,460
Other assets	84,892	35,723

Total assets	$18,692,542	$15,962,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Unexpired subscription revenue	$9,646,407	$8,651,843
Accounts payable	130,089	137,500
Current portion of operating lease liability	161,874	147,229
Current portion of bank loan	1,299,007	--
Accrued expenses	1,822,485	1,344,550

Total current liabilities	13,059,862	10,281,122

Deferred taxes on income, net	333,432	521,765
Unexpired subscription revenue, less current portion	197,545	166,169
Bank loan, less current portion	262,493	--
Operating lease liability, less current portion	2,137,559	2,299,433

Total liabilities	15,990,891	13,268,489

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 32,500,000 shares; issued and outstanding 10,722,401 shares	107,224	107,224
Additional paid-in capital	29,760,533	29,705,673
Accumulated deficit	(27,166,106)	(27,118,678)

Total stockholders’ equity	2,701,651	2,694,219

Total liabilities and stockholders’ equity	$18,692,542	$15,962,708

Overview

CreditRiskMonitor (http://www.crmz.com) is a web-based publisher of financial information that helps corporate credit and procurement professionals stay ahead of business financial risk quickly, accurately and cost effectively. The service offers comprehensive commercial credit reports and financial risk analysis covering public companies worldwide.

The Company also collects a significant amount of trade receivable data on both public and a select group of private companies every month, to help subscribers determine payment performance.

Over 35% of the Fortune 1000 plus over 1,000 other large companies worldwide depend on CreditRiskMonitor’s timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, crowdsourcing of risk professionals as well as the Company’s proprietary FRISK® and PAYCE® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, risks associated with the COVID-19 pandemic and those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@creditriskmonitor.com